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                                                                 EXHIBIT (D)(II)
                                GROWTH PORTFOLIO
                                       OF
                       THE ENTERPRISE GROUP OF FUNDS, INC.

                          PORTFOLIO MANAGER'S AGREEMENT

          THIS AGREEMENT, made the 29th day of July, 1994, is by and between Enterprise Capital Management, Inc., a Georgia corporation (hereinafter referred to as the "Adviser"), and Montag & Caldwell, Inc., a Georgia corporation (hereinafter referred to as the "Portfolio Manager").

                             BACKGROUND INFORMATION

         (A) The Adviser has entered into an Investment Adviser's Agreement dated as of September 14, 1987 with The Enterprise Group of Funds, Inc., a Maryland corporation (the "Fund"), a copy of which agreement is attached hereto as Exhibit A (the "Investment Adviser's Agreement"). Pursuant to the Investment Adviser's Agreement, the Adviser has agreed to render investment advisory and certain other management services to all of the Portfolios of the Fund, and the Fund has agreed to employ the Adviser to render such services and to pay to the Adviser certain fees therefore. The Investment Adviser's Agreement recognizes that the Adviser may enter into agreements with other investment advisers who will serve as Portfolio Managers to the Portfolios of the Fund.

         (B) The parties hereto wish to enter into an agreement whereby the Portfolio Manager will provide to the Growth Portfolio of the Fund (the "Portfolio") securities investment advisory services for that Portfolio.

                                WITNESSETH THAT:

         In consideration of the mutual covenants herein contained, the Adviser and the Portfolio Manager agree as follows:

                  (1) The Adviser hereby employs the Portfolio Manager to render certain investment advisory services to the Portfolio, as set forth herein. The Portfolio Manager hereby accepts such employment and agrees to perform such services on the terms herein set forth, and for the compensation herein provided.

                  (2) The Portfolio Manager shall furnish the Portfolio advice with respect to the investment and reinvestment of the assets of the Portfolio, or such portion of the assets of the Portfolio as the Adviser shall specify from time to time, in accordance with the investment objectives, restrictions and limitations of the Portfolio as set forth in Exhibit B attached hereto and made a part hereof.

                  (3) The Portfolio Manager shall perform a monthly reconciliation of the Portfolio to the holdings report provided by the Funds's custodian and bring any material or significant variances regarding holding or valuation to the attention of the Adviser.

                  (4) The Portfolio Manager shall for all purposes herein be deemed to be an independent contractor. The Portfolio Manager has no authority to act for or represent the Fund


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         or the Portfolio in any way except to direct securities transactions pursuant to its investment advice hereunder. The Portfolio Manager is not an agent of the Fund or the Portfolio.

                  (5) It is understood that the Portfolio Manager does not, by this Agreement, undertake to assume or pay any costs or expenses of the Fund or the Portfolio.

                  (6)(a) The Adviser agrees to pay the Portfolio Manager for its services to be furnished under this Agreement, with respect to each calendar month after the effective date of this Agreement, on the twentieth (20th) day after the close of each calendar month, a sum equal to 0. 025 of 1% of the average of the daily closing net asset values of the Portfolio managed by the Portfolio Manager during such month (that is, .30 of 1% per year) for the first ONE HUNDRED MILLION DOLLARS ($100,000,000.00) under management and a sum equal to .0208 of 1% of the average of the daily closing net asset values for the next ONE HUNDRED MILLION DOLLARS ($100,000,000.00) to TWO HUNDRED MILLION DOLLARS ($200,000,000.00) (that is, .25 of 1% per year) and a sum equal to .0167 of 1% of the average of daily closing net asset values for assets in excess of TWO HUNDRED MILLION DOLLARS ($200,000,000.00) managed by the Portfolio Manager during such month (that is .20 of 1% per year).

                  (6) (b) The payment of all fees provided for hereunder shall be prorated and reduced for sums payable for a period less than a full month in the event of termination of this Agreement on a day that is not the end of a calendar month.

                  (6)(c) For the purposes of this Paragraph 6, the daily closing net asset values of the Portfolio shall be computed in the manner specified in the Registration Statement for the computation of the value of such net assets in connection with the determination of the net asset value of the Portfolio's shares.

                  (7) The services of the Portfolio Manager hereunder are not to be deemed to be exclusive, and the Portfolio Manager is free to render services to others and to engage in other activities so long as its services hereunder are not impaired thereby. Without in any way relieving the Portfolio Manager of its responsibilities hereunder, it is agreed that the Portfolio Manager may employ others to furnish factual information, economic advice and/or research, and investment recommendations, upon which its investment advice and service is furnished hereunder.

                  (8) In the absence of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or reckless disregard of its obligations and duties hereunder, the Portfolio Manager shall not be liable to the Fund, the Portfolio or the Adviser or to any shareholder or shareholders of the Fund, the Portfolio or the Adviser for any mistake of judgment, act or omission in the course of, or connected with, the services to be rendered by the Portfolio Manager hereunder; except that the Portfolio Manager shall be held liable for any losses resulting from its negligent management which result in transactional errors or omissions including, but not limited to, incorrect, delayed or omitted trade advices arising from the Portfolio Manager's negligence which result in mispricing the Portfolio; and the Portfolio Manager shall be obligated to make the Portfolio whole and absorb related transfer agent costs which result from the transaction.

                  (9) The Portfolio Manager will not take, and it will take necessary steps to prevent its officers and directors from taking, at any time, a short position in any shares of any holdings of

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         any Portfolio of the Fund. The Portfolio Manager also will cooperate with the Fund in adopting a written policy prohibiting insider trading with respect to Fund Portfolio transactions insofar as such transactions may relate to the Portfolio Manager.

                  (10) In connection with the management of the investment and reinvestment of the assets of the Portfolio, the Portfolio Manager is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Portfolio, and is directed to use its best ef forts to obtain the best available price and most favorable execution with respect to such purchases and sales of portfolio securities for the Fund. Subject to this primary requirement, and maintaining as its first consideration the benefits for the Portfolio and its shareholders, the Portfolio Manager shall have the right, subject to the approval of the Board of Directors of the Fund and of the Adviser, to follow a policy of selecting brokers and dealers who furnish statistical research and other services to the Portfolio, the Adviser, or the Portfolio Manager and, subject to the Rules of Fair Practice of the National Association of Securities Dealers, Inc., to select brokers and dealers who sell shares of Portfolios of the Fund.

                  (11) The Fund may terminate this Agreement by sixty days written notice to the Adviser and the Portfolio Manager at any time, without the payment of any penalty, by vote of the Fund's Board of Directors, or by vote of a majority of its outstanding voting securities. The Adviser may terminate this Agreement by sixty days written notice to the Portfolio Manager and the Portfolio Manager may terminate this Agreement by sixty days written notice to the Adviser, without the payment of any penalty. This Agreement shall immediately terminate in the event of its assignment, unless an order is issued by the Securities and Exchange Commission conditionally or unconditionally exempting such assignment from the provision of Section 15 (a) of the Investment Company Act of 1940, in which event this Agreement shall remain in full force and effect.

                  (12) Subject to prior termination as provided above, this Agreement shall continue in force from the date of execution until May 1, 1995 and from year to year thereafter if its continuance after said date: (1) is specifically approved on or before said date and at least annually thereafter by vote of the Board of Directors of the Fund, including a majority of those directors who are not parties to this Agreement of interested persons of any such party, or by vote of a majority of the outstanding voting securities of the Fund, and (2) is specifically approved at least annually by the vote of a majority of directors of the Fund who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

                  (13) The terms "vote of a majority of the outstanding voting securities," "assignment" and "interested persons," when used herein, shall have the respective meanings specified in the Investment Company Act of 1940 as now in effect or as hereafter amended.


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         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized officers and their corporate seals hereunder duly affixed and attested, as of the date first above written.

                                            ENTERPRISE CAPITAL MANAGEMENT, INC.
(SEAL)
                                            By: /s/ LEILANI S. HALL
                                                ------------------------
                                                Leilani S. Hall
                                                Executive Vice President
ATTEST: /s/ CATHERINE R. MCCLELLAN
        --------------------------
        Secretary or
        Assistant Secretary

                                            MONTAG & CALDWELL, INC.

(SEAL)
                                            By: /s/ SOLON P. PATTERSON
                                                -----------------------
ATTEST: /s/ CAROLYN TYSON
        --------------------------
        Secretary


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